Exhibit 99.2
MIDDLEFIELD BANC CORP. NEWS RELEASE
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
Contact: James R. Heslop, II
Executive Vice President/Chief Operating Officer
(440) 632-1666
jheslop@middlefieldbank.com
Date: April 23, 2007
MIDDLEFIELD BANC CORP. TO REPURCHASE UP TO 4.99% OF ITS OUTSTANDING SHARES
     MIDDLEFIELD, Ohio. Middlefield Banc Corp. (Pink Sheets: MBCN) today announced that the Board of Directors has approved a stock repurchase program authorizing the repurchase of up to 4.99% of the Company’s outstanding common stock. The repurchase program will depend on market conditions. Accordingly, there is no guarantee of the exact number of shares that may be repurchased. Currently, Middlefield Banc Corp. has approximately 1,525,324 shares outstanding.
     Thomas G. Caldwell, President and Chief Executive Officer of Middlefield Banc Corp., stated that the repurchase program would expire in April 2008. The Board of Directors’ approval of the repurchase program took into account current economic and market factors, alternate investment strategies, and the strong capital position of the Company and its banking subsidiary, The Middlefield Banking Company. The Company believes that the repurchase of its shares will benefit the Company and its stockholders. The Company’s most recent share repurchase program expires in May 2007.
     According to Mr. Caldwell, the repurchases generally would be effected through open market purchases or in privately negotiated transactions. The repurchased shares will become treasury shares available for general corporate purposes.
     Middlefield Banc Corp. and The Middlefield Banking Company are headquartered in Middlefield, Ohio. The bank operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Garrettsville, Mantua, Middlefield, Newbury and Orwell, Ohio. A loan production office is located in Cortland, Ohio. Additional information is available at www.middlefieldbank.com.
FORWARD-LOOKING STATEMENT
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this news release are based on information available at the time of the release. Middlefield assumes no obligation to update any forward-looking statement.